Exhibit 99.3

Viveve Announces Update to Corporate Strategy

Reconfirms plans for near-term focus on Stress Urinary Incontinence clinical strategy

Announces plans to further reduce operating expenses and cash burn rate

Strengthens balance sheet through warrant exercise for approximately $3 million in proceeds

ENGLEWOOD, CO – April 17, 2020 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today provided a company update, including plans to significantly reduce operating expenses and cash burn rate, steps to strengthen its balance sheet and reconfirmation of near-term focus to advance development program for the treatment of stress urinary incontinence (SUI) in women.

“Today we have taken important steps towards preserving and creating long-term value by adjusting our commercial activities to focus on our existing customers while retaining the ability to re-scale commercial growth quickly in the future, preserving cash and strengthening our balance sheet to focus on our fully enrolled SUI clinical trial in the midst of the COVID-19 crisis,” said Scott Durbin, Viveve’s chief executive officer. “We now have approximately $11-$12 million in cash (pro forma as of March 31, 2020) and expect that our strategic realignment and cost reduction efforts will result in a cash burn-rate of approximately $2M per quarter in Q3 and Q4 of 2020.”

Spending Reductions and Organizational Realignment

In response to COVID-19, Viveve has implemented a range of operational changes designed to support the safety and health of our employees, customers, distribution partners and other contacts as necessary. In addition, the company is implementing a series of significant cost-cutting actions designed to reduce expenses and reposition resources to support the company’s current customers and its pivotal clinical development program for our Cryogen-cooled, Monopolar Radiofrequency (CMRF) technology in the treatment of SUI. These deliberate actions are tailored to allow the company to re-scale its commercial and operational activities as conditions improve.

Warrant Exercise and Cash Resources

Viveve also announced a successful warrant exercise transaction with current company investors and had $9.0M cash as of the end of the first quarter 2020. The financing together with the company’s existing cash have strengthened Viveve’s balance sheet and provide the resources necessary to maintain the company’s business strategy and advance the SUI clinical development plan.

Advancing Development Program in SUI

The SUI clinical development program and potential label expansion for this indication present an opportunity to address a major area of unmet need in women’s intimate health for Viveve’s CMRF technology. An estimated 25-30 million women worldwide who suffer from the SUI medical condition could potentially benefit from a noninvasive single session treatment with Viveve System, representing an estimated $10 - $12 billion market opportunity. The reorganized Viveve team is positioned to achieve multiple important clinical milestones within the next few months to advance the SUI program. These include the anticipated readout from the 3-arm SUI feasibility trial in the late summer of this year and the potential launch of the multicenter, randomized double-blinded, sham controlled SUI trial in the U.S., now entitled PURSUIT (Prospective U.S. Radiofrequency SUI Trial) pending FDA approval of the company’s recently resubmitted IDE. The trial is designed to evaluate the safety and efficacy of Viveve’s CMRF treatment versus an inert sham tip for the improvement of SUI in women.

“The challenges to the global business community have been unprecedented and have required swift action and innovation for many companies. SUI represents an important commercial opportunity for Viveve and the decisions we have made to improve efficiency, reduce costs and strengthen our cash position have provided us with a clear path forward towards achieving several important milestones later this year,” said Mr. Durbin. “I would like to thank all of our employees, customers, investigators and business partners for supporting our efforts and for positioning Viveve to continue to advance our efforts to bring a new treatment option to the millions of women around the world who face the physical and emotional challenges of SUI.”

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, the outcome of our assessment of strategic alternatives, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:
Jenna Urban
Berry & Company Public Relations
(212) 253-8881
jurban@berrypr.com